PURCHASE AGREEMENT

          AGREEMENT OF PURCHASE AND SALE dated as of December 3, 1996, among (A) ACADIAN OFFSHORE SERVICES, INC., a Louisiana corporation ("Purchaser"), (B) SEACOR HOLDINGS, INC., a Delaware corporation ("SEACOR Holdings"), (C) GALAXIE MARINE SERVICE, INC., a Louisiana corporation ("Galaxie"), MOONMAID MARINE, INC., a Louisiana corporation ("Moonmaid"), and TRIANGLE MARINE, INC., a Louisiana corporation ("Triangle") (Galaxie, Moonmaid, and Triangle are herein sometimes individually called a Seller and collectively called the "Sellers"), and (D) F.C. Felterman, Ernest Felterman, D. Lee Felterman, and Daniel C. Felterman (each individually a Stockholder and collectively the "Stockholders").

          1.   SALE OF ASSETS AND BUSINESS OF THE SELLERS.

               (a) Upon the terms and subject to the provisions of Section 7(f) hereof and subject to the other provisions set forth in this Agreement, the Sellers will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase from the Sellers, all the assets set forth in Schedule 1.1 hereto (such assets, excluding the "Excluded Assets" (as hereinafter defined), being hereinafter called the "Purchased Assets"). The Purchased Assets include, without limitation, those assets referred to and listed in Schedules 1.1, 2.1, 3.1, 7.1, 7.2, 7.3, and 9.7 (except for the names of "Galaxie," "Moonmaid," and "Triangle," and the logo of Galaxie).

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               (b)  Anything hereinabove contained to the contrary
     notwithstanding, the Purchased Assets shall not include any assets of the Sellers not listed on one of the aforementioned Schedules, including the following (hereinafter collectively called the "Excluded Assets"):

                  (i)    cash on hand and cash equivalents;
                  (ii)   cash value of life insurance;
                  (iii)  accounts and notes receivable;
                  (iv)   prepaid expenses, utility and similar deposits;
                  (v)    any insurance policies;
                  (vi)   any capital construction fund accounts; and
                  (vii)  any interest in real property.

              (c) After the Closing, all books and records of Sellers related to the Purchased Assets shall be maintained at the office building to be leased by Purchaser pursuant to this Agreement (the "Office Building") and shall be available at all times for inspection and copying by officers, attorneys, accountants and other authorized representatives of Purchaser. If Sellers shall desire to dispose of any such books and records (which they shall have the right to do after the expiration of six years after the Closing Date) or remove any such books and records from the Office Building, Sellers shall, before making such disposition or so removing such books and records, give Purchaser a reasonable opportunity, at Purchaser s cost and expense, to copy such books and records as it may select.

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          2.   PURCHASE PRICE, PAYMENT, ALLOCATION, RISK OF LOSS.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will pay to Sellers at the closing on the Closing Date, subject to the provisions of Section 7(c) hereof, as the aggregate purchase price for the Purchased Assets listed on Schedule
     1.1 hereof, cash in the amount of $2,812,500 (which shall be paid by wire transfer received before the close of banking business on the Closing Date to an account or accounts designated by Sellers to Purchaser in writing prior to the Closing Date), and 50,000 shares of the common stock, $0.01 par value (the "Common Stock"), of SEACOR Holdings (subject to adjustment in the event of any stock split, stock dividend, or similar transaction affecting the outstanding SEACOR Holdings common stock from the date hereof until the Closing Date), allocated among each of the Sellers according to the provisions of
     Section 2(b) hereof and subject to adjustment, credit and reserves as follows:

                    (i) the purchase price shall be increased by the fair market value, as determined by a physical audit or inventory to be conducted jointly by Purchaser and Sellers on or before December 31, 1996, of those assets that are not on Sellers books but that Purchaser believes will be necessary to operate the business of Sellers, including engine parts, supplies and spares (other than the spares carried aboard the Vessels), vehicles, heavy equipment, and other equipment. At the Closing, a list of the assets of Sellers to be


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                         acquired pursuant to this Section 2(a)(i) and a
                         statement of the fair market value of those assets shall be attached as an exhibit to a letter substantially in the form of Schedule 2.1 hereto, which letter shall be signed by authorized representatives of the Purchaser and the Sellers, affirming the parties agreement to the results of the joint inventory; provided that, the purchase
                                              -------- ----
                         price shall be further adjusted on the Closing Date to account for any reduction or increase in the above inventory (except for replacement with comparable, serviceable parts) after the completion of the physical audit;

                  (ii) the purchase price shall be adjusted for certain events of loss as provided in Section 2(c) hereof; and

                  (iii) the fifty thousand dollars ($50,000) earnest money deposit made by Purchaser to Sellers shall be credited against payment of the aggregate purchase price.

     In addition, as to all personal property taxes which have actually been prepaid by Sellers, the Purchaser shall reimburse each Seller on the Closing Date for all such prepaid property taxes, prorated from the Closing Date to reflect the fact that Purchaser shall be responsible for such taxes from and as of the Closing Date and Sellers shall be responsible for such taxes to the

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     Closing Date.  Purchaser shall be responsible for all sales, use, and ad valorem taxes arising as a consequence of the purchase of the Purchased Assets.

               (b) The Purchaser and Sellers have agreed upon the allocation of the purchase price to the various assets included in the Purchased Assets, as set forth in Schedules 1.1 and 2.1 hereto. Subject to the adjustments, credit and reserves provided in Section 2(a) hereof, Purchaser will make payments to each Seller for the Purchased Assets being sold by it as set forth in said Schedules.

               (c) As of and after the time at which the transactions contemplated by this Agreement are consummated (the "Closing"), risk of loss of the Purchased Assets purchased by Purchaser shall be borne by Purchaser. Prior to the Closing, risk of loss of the Purchased Assets shall be borne by Sellers. In the event of an actual, constructive, agreed or compromised total loss ("Total Loss") of any Purchased Asset prior to the Closing, the purchase price shall be reduced by the allocated purchase price of the asset so lost as set forth in Schedule 1.1 hereto, which Schedule 1.1 shall be conclusive for the purposes of allocating purchase price in the event of a Total Loss, and a pro rata portion of the value of the goodwill of the Sellers. In such event, all insurance proceeds in connection with such casualty shall be for the sole account of Sellers, and Purchaser shall have no claim whatsoever to same. The purchase price shall not be reduced in the event any of the Purchased Assets sustains a loss or other casualty other than a Total Loss prior to the Closing, it being understood and agreed that the sale and purchase of the Purchased Assets shall be, except as otherwise set forth in this

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     Agreement, on an  as is, where is  basis at the time of inspection of such assets (as set forth on Schedule 10.1 hereto), subsequent ordinary wear and tear excepted. However, in the event of a loss of or casualty to a Purchased Asset other than a Total Loss prior to the Closing, the Seller of such asset agrees to arrange and pay for any repair to such asset, or if appropriate and with the consent of Purchaser, assign to Purchaser any claim relating to such asset under such Seller s insurance policies, any insurance proceeds received by or owed to such Seller on account of such asset, and any other claim or cause of action relating to such asset, together with funds sufficient to cover any self-insured or deductible amount payable in connection with such casualty or loss. Purchaser shall have the opportunity to make a full investigation of each Purchased Asset prior to the Closing Date, and Purchaser accepts title to the Purchased Assets without any warranty on the part of Sellers as to fitness for any intended purpose, merchantability, or condition except as otherwise provided herein.

          3.   ASSUMPTION OF CERTAIN CONTRACTS AND INDEMNITIES.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser will assume on the Closing Date by appropriate instruments and will pay, perform and discharge, or cause to be paid, performed and discharged, only such debts, obligations, contracts and liabilities of each of the Sellers incurred up to and including the Closing Date (A) arising under uncompleted orders entered into by such Seller for the purchase of materials, supplies and equipment for the requirements of the Sellers business in the ordinary course and which are ordinarily expended, (B) arising under such contracts, leases, plans and other

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     commitments set forth in Schedule 3.1 hereto, and (C) arising under contracts the assignments of which are subject to the provisions of
     Section 7(f) hereof, but only to the extent that, under the terms of any such completed orders or other instruments referred to in (A), (B) and (C), payment or performance by Sellers under the terms thereof is required after (and not prior to) the Closing Date (such assumed obligations to the extent so assumed, being hereinafter referred to collectively as the "Assumed Liabilities"). Sellers shall be fully indemnified by Purchaser against any such Assumed Liabilities in accordance with the provisions of Section 15 of this Agreement. It is expressly understood and agreed that, except for the Assumed Liabilities, Purchaser has not agreed to and shall not assume any other debts, obligations, contracts, or liabilities of any of the Sellers (the "Retained Liabilities"), including but not limited to, any of the following:

                    (i) any obligations or liabilities of Sellers under this Agreement;

                    (ii) any debts, obligations, contracts or liabilities
                         for expenses, taxes and fees incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby (other than as provided elsewhere in this Agreement) including, without limitation, all counsel and special auditing fees and brokerage commissions, if any;


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                  (iii)  any debts, obligations, contracts or
                         liabilities in respect of taxes, and reserves for deferred taxes, in each case relating only to periods ending on or before the Closing Date;

                  (iv) any Environmental Costs and Liabilities (as that term is defined in Section 9) of Sellers or any predecessors or affiliated companies of Sellers resulting from, caused by, or arising out of, directly or indirectly, the conduct of the business of the Sellers or the Sellers ownership, operation, or lease of any properties or assets or any assets previously used in the business by Sellers or any predecessor or affiliated companies of Sellers at any time prior to or on the Closing Date, provided that, nothing herein is intended to
                               -------- ----
                         affect any rights that Sellers may have against any predecessor of Sellers;

                  (v) any and all liabilities and obligations of Sellers arising from or relating to the employment or termination of employment of any person with respect to the business on or prior to the Closing Date;

                  (vi) any liability or obligation of Sellers arising under or in respect of any agreements, undertakings or commitments to the extent that



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                         payment or performance thereof is required, by the
                         terms thereof, prior to the Closing Date;

                  (vii) any liabilities of the business of the Sellers relating to the Purchased Assets or arising out of the operation of Sellers business prior to the Closing Date; and

                  (viii) any debt, contract, liability, or obligation
                         of any Seller not expressly assumed by
                         Purchaser pursuant to this Section 3 and any matter not to be assumed as expressly set forth in any of the Schedules hereto.

             (b) All debts, obligations, contracts and liabilities of the Sellers not specifically assumed by the Purchaser pursuant to the first sentence of Section 3(a) hereof shall remain the sole responsibility of the Sellers, and Purchaser shall be fully indemnified against such debts, obligations, contracts, and liabilities by Sellers in accordance with the provisions of Section 15 of this Agreement.

          4.   ALTERNATE FORMS OF TRANSACTION; GUARANTEE.

               (a) Purchaser may elect, by written notice to Sellers prior to the Closing Date, to effect the purchase of assets and assumption of obligations as contemplated by this Agreement through one or more direct or indirect subsidiaries (either presently existing or established for that purpose) of SEACOR Holdings, the parent of Purchaser. In such event,

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     any transfers to and assumptions by the Purchaser contemplated hereby shall, to the extent specified in such election, be made to and by such subsidiaries.

               (b) In the event of an election pursuant to paragraph (a) above, the provisions of this Agreement shall be deemed to be amended to the extent necessary to permit the carrying out of such election.

               (c) SEACOR Holdings consents, acknowledges, and agrees that 50,000 shares of its common stock, $0.01 par value, are included as part of the purchase price of the Purchased Assets. Notwithstanding any election or lack of election made pursuant to this Section 4, SEACOR Holdings agrees to guarantee the obligations of the Purchaser to Sellers with respect to the delivery of the Common Stock as provided in Section 2(a) hereof, and SEACOR Holdings further agrees to guarantee the indemnification obligations of the Purchaser to Sellers pursuant to Section 15 hereof; provided, however, that, Sellers shall
                                    -----------------------
     not seek to enforce either of the above guarantees of SEACOR Holdings unless and until Sellers have first sought performance of those obligations from Purchaser and Purchaser shall have refused or been unable to fulfill those obligations.

          5.   ACCESS TO PLANTS, PROPERTIES AND RECORDS.

               (a) From and after the date of this Agreement, Sellers shall afford to the Purchaser and its officers, attorneys, accountants, environmental consultants, and other authorized representatives of Purchaser reasonable access to all offices, plants, properties, equipment, files, contracts, agreements, books of account, tax returns of Sellers, and other


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     books and records of Sellers in order that Purchaser may have the opportunity to make such further investigation as it shall desire to make of the affairs of Sellers, and Purchaser shall be permitted to make extracts from, or copies of, such books and records; and Sellers shall furnish or cause to be furnished to Purchaser such financial and operating data and other information as to the businesses and properties of Sellers, including, but not limited to, current operating information, financial statements, capital budgets, management forecasts, ledgers, marketing reports, customer sales/revenue breakdowns, compensation levels of all employees and employment agreements, personnel files and records, vessel charter contracts, and basic and master agreements and owner operating agreements as Purchaser shall reasonably request. Notwithstanding the foregoing, Sellers shall not be obliged to provide access to Purchaser to any contracts which they are contractually bound to keep confidential, provided that Sellers shall inform Purchaser as to the existence of such contractual requirement and shall use best efforts to obtain a release from the same for the benefit of Purchaser. If the transactions contemplated by this Agreement shall, for any reason, not be consummated, then Purchaser will treat as confidential all information received from Sellers pursuant to this Section 5 or otherwise and will return to Sellers all documents received or copies made by Purchaser in accordance herewith.

               (b) The Sellers agree to replace or repair spare parts customarily carried aboard the Vessels which are taken out of spare and used as a replacement on any Vessel prior to delivery of such Vessel to Purchaser hereunder. The Sellers and Purchaser agree to conduct

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     a joint inventory of all engine parts, supplies and spares (other than spares customarily carried aboard the Vessels), vehicles, heavy equipment, and other equipment that Purchaser intends to acquire from Sellers, which joint inventory shall be completed by December 31, 1996. The results of the aforesaid joint inventory shall be set forth on Schedule 2.1 and shall be used to make the adjustment to the purchase price called for in Section 2(a)(i) hereof.

          6.   CLOSING DATE.

          The purchase and sale provided for in this Agreement shall take place at the offices of Phelps Dunbar, L.L.P., counsel for Sellers, at 10:00 a.m., Central time, on January 3, 1997 (such time and date being herein called the Closing Date), or such earlier date as the parties may mutually agree. Notwithstanding the foregoing, the Closing Date may be postponed to 10:00 a.m., Central time, on a date on or before January 31, 1997, at the request of Purchaser if Purchaser is unable to comply by the Closing Date with any of the conditions referred to in Section 12 or 13 hereof, as the case may be, or at the request of Sellers if they are, after the exercise of best efforts, unable, by January 3, 1997, to obtain the consent of the Maritime Administration to the sale of any Vessels that are subject to restrictions under a Capital Construction Fund, which are conditions precedent to the obligation of the other parties to close the transaction (unless such conditions are waived by such other parties).

          7.   INSTRUMENTS OF TRANSFER, ETC.

               (a) Subject to the provisions of Section 7(c) hereof, the sale and transfer of the Purchased Assets shall be made at Purchaser s expense (except as otherwise provided in

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     this Agreement) on the Closing Date by bills of sale, assignments and other instruments of conveyance and transfer as shall be appropriate to carry out the intent of this Agreement and as shall be sufficient to convey to Purchaser all the right, title and interest of Sellers to, and the right to full custody and control of, the Purchased Assets, free and clear of any and all liens, charges, mortgages, encumbrances and security interests whatsoever. All sales, use, and ad valorem taxes and all filing and recording fees in connection with such instruments of transfer shall be borne by Purchaser. In the case of assignment of any right, contract, license, lease or other instrument requiring the consent of another party thereto, Sellers will use their best efforts to obtain such consent prior to the Closing Date, subject to the provisions of Section 7(f) hereof.

                    (i) Without limiting the generality of the foregoing, each Seller shall deliver the documents described below, more specifically described and enumerated in Schedules 7.1 (Galaxie), 7.2 (Moonmaid), and
                         7.3 (Triangle) hereto:

                         A. Customary bills of sale in recordable form, transferring ownership of the Vessels owned by it, including all appurtenances, stores, outfitting, lubes, and fuel on board or on shore or on order, broached or unbroached, all navigational aids, and all spares on board, warranting title to such Vessels, free and clear of liens, mortgages, rights

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                              in rem or any other encumbrances whatsoever
                              -- ---
                              other than certain trading restrictions as specified in the respective schedules attached hereto;

                         B.   Customary forms required to transfer
                              ownership of the Vehicles owned by it,
                              warranting title free and clear of liens, mortgages, security interests or any other encumbrances whatsoever; and

                         C.   Such other customary bills of sale,
                              assignments, documents and instruments as more fully set forth in each respective
                              Schedule 7.1, 7.2, and 7.3 attached hereto.

                    (ii) The Sellers shall deliver any and all consents,
                         including resolutions and shareholder consents, necessary for the sale and transfer of the respective Purchased Assets owned by them as listed on Schedules 7.1, 7.2, and 7.3, and any and all consents, permits, licenses, and other authorizations held by Sellers that are necessary for the continuing use and operation of the Purchased Assets by the Purchaser as contemplated hereby.

               (b) On the Closing Date, Purchaser will deliver an instrument substantially in the form of Schedule 7.4 hereto evidencing its assumption of the obligations being assumed by it hereunder.

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               (c)  Notwithstanding the foregoing, each Vessel to be
     delivered hereunder shall be delivered to Purchaser at the time of Closing on the Closing Date immediately following the receipt by Sellers of the funds to be wire transferred by Purchaser pursuant to
     Section 2(a) of this Agreement, wherever the Vessel shall then be located, provided, however, that should such delivery be impossible or
              --------  -------  ----
     unsafe due to adverse weather conditions or some damage casualty to the Vessel in question, such delivery shall be delayed until such adverse weather subsides or such damage casualty is repaired.
     Sellers warrant that all of the Vessels are presently documented with the United States Coast Guard. At the time of Closing, each Vessel owner shall furnish to counsel for Sellers, viz: Phelps Dunbar, L.L.P., the original and one copy of a duly executed Bill of Sale on the standard U.S. Coast Guard form (CG-1340), in recordable form, which document shall be held in escrow and in trust with respect to each respective Vessel pending receipt of the cash consideration as specified in this contract with respect to that Vessel. Phelps Dunbar, L.L.P., shall, upon receipt by Sellers of the stated consideration with respect to each such Vessel, be fully authorized to deliver the documents with respect to that particular Vessel in whatever manner and fashion and to whomever they deem appropriate. The original Certificate of Documentation of each Vessel should either be aboard the Vessel or in the possession of Phelps Dunbar, L.L.P., at the time of Delivery and each such Certificate of Documentation shall become the property of Purchaser at the time of Delivery, with the understanding and agreement that such Certificates of Documentation will be surrendered to the United States Coast Guard at the time each Vessel is redocumented in the


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     name of Purchaser.  In addition, the applicable Seller of each Vessel shall provide to Purchaser an opinion of counsel for Sellers in form and substance satisfactory to Purchaser.

               (d) On the Closing Date, Sellers will by appropriate instrument constitute and appoint Purchaser, its successors and assigns, and its true and lawful attorney or attorneys, with full power of substitution, in the name of Sellers but on behalf of and for the benefit of and at the expense of Purchaser, to institute, prosecute, defend, and compromise any and all actions, suits, or proceedings in respect of any Purchased Asset, but only if and to the extent that Sellers do not or cannot, after demand and presentment, indemnify Purchaser against any occurrence indemnifiable pursuant to
     Section 15(b) hereof. The foregoing power is coupled with an interest and shall be irrevocable by any Seller or by its dissolution or in any manner or for any reason. Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, including any sums payable as interest in respect thereof, and Sellers will pay to Purchaser, when received, any amounts which shall be received by Sellers in respect of Purchaser's efforts pursuant to this paragraph.

               (e) At any time and from time to time after the Closing Date, Sellers will, upon the request and at the expense of Purchaser (except as to subsequent deeds as provided in paragraph (c) above), do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, or for aiding and


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     assisting in the collection of or reducing to possession by Purchaser, any of the Purchased Assets.

               (f) Nothing contained in this Agreement shall be construed as an attempt to assign (i) any contract which is in law nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) of the preceding sentence and all claims and demands on such contracts may be realized, each Seller, by itself or by its agents, will, at the request and expense and under the direction of Purchaser, in the name of such Seller or otherwise as Purchaser shall specify and as shall be permitted by law, take all such actions and do or cause to be done all such things as shall in the opinion of Purchaser be necessary or proper (x) in order that the rights and obligations of each respective Seller under such contracts shall be preserved and (y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to such Seller in and under every such contract and claim and in respect of every such claim and demand, and such Seller shall hold the same for the benefit of and shall pay the same over to Purchaser. The foregoing covenant shall survive indefinitely.

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          8.   OTHER ACTIONS BY THE SELLERS AND THE STOCKHOLDERS.

               Sellers agree that, on and as of the Closing Date, Purchaser and its affiliates shall have the right to use the name Galaxie and the logo of Galaxie in the marine transportation business, and Sellers shall deliver to Purchaser on the Closing Date a written statement addressed to the Secretary of State of the State of Louisiana authorizing Purchaser and its affiliates to use the name Galaxie and the logo of Galaxie in the marine transportation business. Sellers further agree that, so long as Purchaser or its affiliates continue to use the name Galaxie or the logo of Galaxie commercially in the marine transportation business, Sellers shall not use the name
      Galaxie or the logo of Galaxie in the marine transportation business. The Purchaser reserves the right to retain the names of all acquired Vessels.

          9.   REPRESENTATIONS AND WARRANTIES OF SELLERS.
          Each of the Sellers, jointly and severally, hereby represents and warrants to, and covenants and agrees with, Purchaser, as of the date hereof and as of the Closing Date, that:

               (a) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, having its principal place of business and its registered office at 115 Landry Street, P.O. Box 189, Patterson, Louisiana 70392. Each of the Sellers has full power and authority to own or hold its properties and to conduct its business as presently conducted. Each Seller is licensed or qualified to do business as a foreign corporation or entity, as the case may be, and in good standing in all jurisdictions


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     wherein (i) it owns or leases property to be leased by Purchaser from that Seller, or (ii) its failure to be so licensed or qualified would have a material adverse effect on the Purchased Assets.

               (b) The execution and delivery of this Agreement by each Seller, the performance by each Seller of its covenants and agreements hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all necessary actions (corporate and other) of such Seller. This Agreement has been duly executed and delivered by each of the Sellers and Stockholders and constitutes a valid and legally binding obligation of each Seller and Stockholder, enforceable against each Seller and Stockholder in accordance with its terms.

               (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Sellers or any applicable statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of, or accelerate the performance required by, any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which any of the Sellers is a party or by which any of them or any of the Purchased Assets is bound.

               (d) All of the issued and outstanding shares of capital stock of Galaxie and Moonmaid are owned by one or more of the Stockholders. Ninety-six percent (96%) of the issued and outstanding shares of capital stock of Triangle is owned by the Stockholders. All of the outstanding shares of capital stock of each of the Sellers have been validly issued and are fully paid and non-assessable. There are no subscriptions, warrants, options, calls, commitments or agreements to which any of those Sellers is bound relating to the issuance or sale of shares of its capital stock or other securities.

               (e) The Purchased Assets include all of the vessels of Sellers, along with the related operating assets of Sellers, excluding real property, used in or related in any way to the offshore service business of Sellers as presently conducted, and such assets constitute substantially all of the assets used by Sellers during the last three fiscal years in the conduct of such business. Each Seller has good and marketable title to the Purchased Assets owned by it, free and clear of any defect in title and free and clear of all liens, charges, encumbrances, mortgages or security interests whatsoever, except as set forth in Schedules 7.1, 7.2, and 7.3. Each Seller has the right to sell and transfer its Purchased Assets to Purchaser, and upon transfer of the Purchased Assets to Purchaser pursuant hereto, Purchaser will acquire good and marketable title and all of Sellers right, title, and interest in and to the Purchased Assets, free and clear of any defect in title and free and clear of all liens, charges, encumbrances, mortgages, or security interests whatsoever. All of the Vessels have valid USCG Certificates of Inspection, and the Vessels designated in Part II of Schedules 7.1, 7.2, and 7.3 as ABS classed, are in class as provided in said Schedules, free of recommendations. None of the other Purchased Assets (or the uses to which they are put) fails to conform with any applicable law, ordinance or regulation in a manner which is likely to be material to the operations of the Sellers business or the continuing use and operation of those Purchased Assets by the Purchaser as they have been used by Sellers.

               (f) Each of the Sellers delivered to Purchaser its balance sheet as of December 31, 1995, together with the related statements of operations, retained earnings and changes in financial position, including the notes thereto, if any, all for the year then ended, which audited financial statements have been reported on by Wegmann-Dazet and Company, the certified public accountants for Sellers (such financial statements are herein referred to as the "Financial Statements"). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present the financial condition of the Sellers in all material respects as of the dates thereof and the results of the operations of Sellers for the periods indicated. The balance sheets constituting a part of each of the Financial Statements fairly reflects all liabilities of the Sellers of the types normally reflected in balance sheets as at the date thereof. True, correct and complete copies of each of the Financial Statements have been delivered to Purchaser.

               (g) Except as set forth in Schedule 9.1 or, as to events occurring after the date of this Purchase Agreement, in an addendum to
     Schedule 9.1 to be filed on the Closing Date, subsequent to September 30, 1996, and, in the case of Purchased Assets, since the date that Purchaser inspected those Purchased Assets, there has not been any (i) material adverse change or prospective change in the condition of the Sellers, financial or otherwise, or in the results of its operations; (ii) material damage or destruction (whether or not insured) affecting the Purchased Assets or the business operations of Sellers; (iii) labor dispute or, to the best of the knowledge of any of the Sellers, threatened labor dispute involving any of the employees of any of the Sellers; (iv) actual or, to the best of the knowledge of any of the Sellers, threatened dispute pertaining to the business with any major supplier or customer of Sellers; or (v) other event or condition of any character, known to any of the Sellers or which in the exercise of reasonable diligence should be known to any of them, not disclosed in this Agreement pertaining to and materially adversely affecting the business.

               (h) Each Seller has filed or caused to be filed all Federal, state, municipal and other tax returns, reports and declarations required to be filed by it and, where applicable, has paid or reserved (as reflected on the balance sheet in accordance with generally accepted accounting principles) for any and all taxes, imposts, assessments, levies, or other governmental charges of any kind whatsoever, including, but not limited to, income, franchise, sales, use, ad valorem, unemployment, withholding, social security, worker s compensation and estimated income and franchise taxes (including any interest, penalty, fine or addition thereto) ("Taxes") which have been or shall become due with respect to all taxable periods ending at or prior to the date hereof (and will pay or reserve (in accordance with generally accepted accounting principles) for all taxes which shall become due with respect to all taxable periods, or portion thereof, ending at or prior to the Closing Date). No deficiency in payment of any Taxes for any period, except as listed on Schedule 9.2(a) and for which scheduled deficiencies the Sellers have set aside adequate reserves, has been asserted by any taxing authority which remains
     unsettled at the date hereof.   No Seller has been (or with notice or
     lapse of time or both, would be) in violation of any applicable law relating to the payment or withholding of Taxes. Each Seller has duly and timely withheld from (x) all employee salaries, wages, and other compensation and (y) all other payments, and paid over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods under all applicable laws. None of the Purchased Assets is an asset or property that is or will be required to be treated as being (i) owned by any Person (other than the Purchaser) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Internal Revenue Code of 1986, as amended. Set forth in Schedule 9.2(b) is an itemization of all taxes other than income taxes which are due or shall become due with respect to all taxable periods ending on or prior to the Closing Date.

               (i) Annexed hereto as Schedule 9.3 is a list of all policies of liability, theft, environmental liability, fidelity, life, fire, casualty, hull, marine protection and indemnity and other forms of insurance held by Sellers and relating to their business (specifying the type of coverage, insurer, policy number, policy period and named insured). All such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid. Sellers have complied in all material respects with the provisions of such policies. Sellers have endeavored to place all policies of insurance held by them with solvent underwriters.

               (j) Set forth in Schedule 3.1 are a list and brief description of (i) all charters, contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which any Seller is a party or by which any Seller or any of its assets is bound and which are to be assigned to, and assumed by, Purchaser pursuant to this Agreement; and (ii) obligations and liabilities of Sellers pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the conduct of business with respect to which the remaining obligation of any of Sellers is in excess of $5,000 in the aggregate and which are to be assigned to, and assumed by, Purchaser pursuant to this Agreement (which Schedule shall be updated as of December 31, 1996, as appropriate. None of Sellers is in default in the performance of any covenant or condition under any of the aforementioned contracts and, to the knowledge of any of the Sellers after reasonable inquiry, no claim of such a default has been made. To the knowledge of the Sellers, no other party thereto is in default in the performance of any covenant or condition under any of the aforementioned agreements.

               (k) Set forth in Schedule 9.4(a) is a list of all agreements between Sellers and the employees of Sellers with regard to compensation, whether individually or collectively, except oral agreements terminable by Sellers on not more than 30 days notice without penalty, and set forth in Schedule 9.4(b) attached hereto is a list of all (i) employees of Sellers and their respective positions, job categories, years of service, and salaries; and (ii) agents or other representatives retained or utilized by Sellers and the basis on which they are compensated. All employees who are absent from active employment (by reason of disability, leave of absence, maintenance and cure, or otherwise) are separately listed on Schedule 9.4(c). There are no collective bargaining, employment, consultancy or similar agreements with respect to current or former employees of the business. No union or other collective bargaining unit has been certified or recognized by Sellers as representing any of its employees.

               (l) Except as set forth on Schedule 9.5, there are no pending or, to the best knowledge of the Sellers, threatened (A) strikes, work stoppages, slowdowns, grievances or other labor disputes with respect to any employees of the Sellers or (B) complaints or charges with any federal, state or local governmental agency or court, with respect to any employees of the business.

               (m) (i) Set forth in Schedule 9.6(a) is a list of all Environmental Permits held by Sellers pursuant to or required by any Environmental Law to operate the Purchased Assets and operations of the Sellers in the manner in which they have heretofore been operated.

                    (ii) Except as set forth in Schedule 9.6(b): (A) the Purchased Assets and operations of the Sellers that are being purchased by the Purchaser comply with all such Environmental Permits and the Environmental Laws; (B) neither any of the Purchased Assets nor any of the operations of the Sellers that are being purchased by Purchaser is subject to or has given or, insofar as Sellers can reasonably foresee, may give rise to Environmental Costs and Liabilities; (C) neither any of the Sellers nor any predecessor of the Sellers nor any Purchased Asset or operation of the Sellers purchased by the Purchaser is subject to any outstanding written Order or Contract respecting any Environmental Laws; (D) there are no investigations or judicial or administrative proceedings under any Environmental Law pending or, to Sellers knowledge after reasonable inquiry, threatened against any of the Sellers or any of the Purchased Assets or any of the operations of any of the Sellers; (E) neither any of the Sellers nor any operator, lessee, or prior owner or operator of any of the Purchased Assets or operations of the Sellers being purchased by the Purchaser has stored, treated, disposed of, transported, or arranged for the disposal of any Hazardous Material;
     (F) there are not now, nor, to the knowledge of the Sellers, have there ever been, any underground storage tanks, aboveground storage tanks, dikes or impoundments, any asbestos-containing materials, any polychlorinated biphenyls, or any radioactive substances on, in or under any real property owned, leased or operated by any of the Sellers or any of their predecessors; and (G) no lien in favor of any governmental authority for any liability under any Environmental Law, or for damages arising from or costs incurred by such governmental authority in response to a Release of a Hazardous Material into the environment, has been filed or attached to any of the Purchased Assets or any of the locations upon which the operations of the Sellers are conducted. Purchasers shall not incur Environmental Costs and Liabilities in excess of $5,000 in the aggregate to obtain the stormwater permit, oil spill contingency plan, or hazard communication program listed on Schedule 9.6(b).

         (iii)     For the purpose of this Section 9(m):

                   (A) Contract means any oral or written contract, agreement, or other arrangement;

                   (B) Environmental Costs and Liabilities means any and all losses, liabilities, whether known or unknown, liquidated or contingent, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action under any Environmental Law) arising from or under any Environmental Law;

                   (C) Environmental Law means any federal, state, local, or foreign law (including common law), relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the
                                                            -- ----
                         Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and
                                  -- ----

                         Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq.,
                                                                   -- ----
                         the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the
                                                                 -- ----
                         Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic
                                                           -- ----
                         Substances Control Act, 15 U.S.C. ss. 2601 et seq.,
                                                                    -- ----
                         the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701
                         et seq., the Federal Insecticide, Fungicide, and
                         -- ----
                         Rodenticide Act, 7 U.S.C. ss. 136 et seq., and the
                                                           -- ----
                         Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or
                             -- ----
                         supplemented, and the regulations promulgated pursuant thereto, and all analogous state, local or foreign statutes;

                   (D) Environmental Lien means any lien in favor of any governmental authority arising under
                         Environmental Laws;

                   (E) Environmental Permit means any permit, approval, authorization, license, variance, registration, or permission required under any applicable
                         Environmental Law or Order;

                   (F) Hazardous Material means any substance, material or waste which is regulated by any governmental authority, including, without limitation, any material, substance or waste which is defined as a
                         hazardous waste,   hazardous material,
                         hazardous substance,   extremely hazardous
                         waste,   restricted
                         hazardous waste,   contaminant,   toxic waste  or
                         toxic substance or any analogous term under any provision of Environmental Law, which includes, but is not limited to, petroleum, asbestos, and polychlorinated biphenyls;

                   (G) Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award;

                   (H) Release means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

               (n) Set forth in Schedule 9.7(a) is a list and brief description of all of the patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights of Sellers and applications for each of the foregoing (the "Intellectual Property"). The Sellers, individually or collectively, as appropriate, own all right, title and interest in and to all the Intellectual Property. The Intellectual Property so listed constitute all the proprietary rights necessary to the conduct of the business of Sellers as currently conducted; no adverse claims have been made and no dispute has arisen with respect to any of the Intellectual Property; and the operations of Sellers and the use by Sellers of such Intellectual Property do not involve claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right. Except as set forth in Schedule 9.7(b), there are no other Persons or businesses having the right to use or, to the knowledge of Sellers and the Stockholders after reasonable inquiry, using the name of Galaxie Marine Service, Inc., or any variation thereof in the businesses conducted by Sellers, and no persons or businesses otherwise using any of the Intellectual Property, including without limitation, the name of Galaxie Marine Service, Inc., or any variant thereof, have ever attempted to restrain Sellers from using such name or variant thereof.

               (o) Set forth in Schedule 9.8 is a list and brief description of all pending litigation involving any Seller or any of the Purchased Assets. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the officers of Sellers after reasonable inquiry, threatened against or affecting any of Sellers, at law, or in equity or admiralty, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or the likelihood of any injunction or order which, individually or in the aggregate, may result in any material adverse change in the business, operations or properties of Sellers or which could result in a lien, claim, or judgment against any Purchased Asset (except for lawsuits and threatened lawsuits listed on Schedule 9.8 involving claims that could result in a lien on a Vessel by operation of law) or which could prevent or jeopardize the transactions contemplated hereby.
     None of the Sellers is, to the knowledge of any officer thereof after reasonable inquiry, in violation of or default with respect to any statute, ordinance, regulation, permit, order, writ, injunction or decree of any court or Federal, state or local governmental agency or instrumentality, violation of which would result in a material adverse change in the business, operations or properties of Sellers or which could prevent or jeopardize the transactions contemplated hereby. In the operation of their business, the Sellers have complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and Sellers are not liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

               (p) Each of the Sellers is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade, and is not a foreign person within the meaning of Sections 897 and 1445 of the Internal Revenue Code of 1986, as amended.

               (q) No consent, approval or authorization of, or declaration or filing with any governmental authority is required on the part of Sellers in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, except the consent of all appropriate agencies to the assignment of any permits necessary for use of the Purchased Assets or operation of the business of the Sellers, as listed in
     Schedule 9.9.  No Seller is a party to a Capital Construction Fund
     Agreement.

               (r) Sellers have provided to Purchaser within the time required by the Letter of Intent dated as of October 24, 1996, between the Purchaser and Sellers all information required to be provided pursuant to said Letter of Intent and such additional information as Purchaser has requested, including the following information:

                  (i) a list of all drydockings due and the date due within twelve months following October 24, 1996;

                  (ii) a summary of all maintenance and repair expenses for the last three (3) years, reports or information on drydockings performed in the last three (3) years, and a list by vessel of engine change outs ;
                  (iii) a list of all spares, fuel, lubricants, and inventories both on the Vessels and ashore, primarily relating to, but not limited to, vessels and vehicles, and the vessel charter agreements that set forth the fuel and lubricants owned by Sellers with respect to each such Vessel;
                  (iv)   notice of any lawsuits;
                  (v) a description of current insurance policies, including the premiums and deductibles under such policies and a schedule of all claims made against such policies for the three years prior to the date of this Agreement;
                  (vi) complete copies of all Capital Construction Fund Agreements to which any of the Sellers are party;
                  (vii)  copies of United States Coast Guard
                         Certificates of Inspection and ABS Loadline and Hull and Machinery Certificates for each

                         Vessel having such certificates, and a list of all Vessels that do not have such certificates;
                  (viii) any orders, permits, or licenses;

                  (ix) a list of customers for each vessel, and customer rankings by revenue for 1994, 1995, and 1996 through October 31;

                  (x) lost time accident statistics for the three (3) year period ending on the date of this Agreement;

                  (xi) a schedule of administrative employees (i.e., non-seagoing employees) of each of the Sellers, listed by name, position, years of service, and location;

                 (xii) copies of the Sellers medical and dental plans;

                 (xiii)  a schedule of vehicles included in the
                         Purchased Assets, including description, vehicle ID number, and mileage;

                 (xiv) the 1993, 1994, and 1995 audited financial statements for each of the Sellers;

                 (xv) copies of any equipment or other lease agreements to which any of the Sellers is party;

                 (xvi)   copies of all pleadings relating to any
                         outstanding lawsuits, copies of any
                         outstanding judgments, copies of any
                         settlement agreements or court or
                         administrative orders requiring continuing or future action or payment by any of the Sellers, copies of any notices of potential litigation or notices of actual or potential violations of any law or regulation by any of the Sellers;

               (xvii) copies of all permits, licenses, or other papers required by any governmental authority and held by any Seller;

               (xviii) a schedule setting forth all employees of the Seller who are presently either unfit for duty, restricted to light duty, or who have lawsuits pending against the Sellers;
               (xix) a schedule setting forth all non-employees who have health insurance coverage through one of the Sellers;

               (xx) copies of all current vessel charter parties and a schedule of all written or verbal charter rate commitments for each Vessel and the length of time each rate is held firm; and
               (xxi) all agreements regarding options on further vessels.

          (s) No representation or warranty made under any Section hereof and none of the information furnished by Sellers or the Stockholders set forth herein, in the exhibits hereto or in any document delivered by Sellers or the Stockholders to Purchaser, or any authorized representative of Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

               (t)  Investment Intention
                    --------------------

                    (i) Each of the Sellers is acquiring the shares of Common Stock of SEACOR (to be acquired by it pursuant to this Agreement) for its own account, for investment purposes only and not with a view to or in connection with the public resale or distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof, and except as contemplated by this Agreement and the Investment and Registration Rights Agreement (defined below), such Seller is not a party to any agreement, undertaking, arrangement, obligation or commitment providing for any such resale or distribution. Each Seller understands that the shares of Common Stock of SEACOR Holdings to be received by it will not have been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Each Seller hereby acknowledges that the certificates delivered to it evidencing its shares of Common Stock of SEACOR Holdings shall be legended substantially to the effect provided in the previous sentence and as provided in the Investment and Registration Rights Agreement. Each Seller and each Stockholder is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act, or alone or together with such Seller s or Stockholder s purchaser representative, has such knowledge and experience in financial and business matters that such Seller or Stockholder is capable of evaluating the relative merits and risks of the prospective investment in the shares of Common Stock and able to bear the economic consequences thereof.

                    (ii) Each of the Sellers acknowledges and is aware that no representations or warranties as to the shares of Common Stock of SEACOR Holdings are made other than as expressly set forth in this Agreement.

               (u) Sales and Use Taxes: Any sales or use taxes payable as a result of the sale of the Purchased Assets pursuant to this Agreement shall be for Purchaser s account. Sellers represent and warrant that they are engaged primarily in the offshore service vessel industry, and that they are not now nor have they been in the past, engaged in the business of purchase and sale of vessels and related equipment. Any previous sales of vessels and related property made by Sellers have been sales of depreciated, obsolete, or surplus vessels or equipment as an incident of the business described above, and Sellers have never been assessed, or required to remit, sales taxes in connection with any such sale.

          10.  REPRESENTATIONS AND COVENANTS OF PURCHASER.

          Purchaser represents and warrants to, and covenants and agrees with, Sellers, as of the date hereof and as of the Closing Date, that:

               (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has full corporate power and authority to acquire the Purchased Assets and to assume the obligations provided for in this Agreement.

               (b) The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and agreements hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

               (c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of Purchaser or any applicable statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of, or accelerate the performance required by, any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which Purchaser is a party or by which Purchaser or any of its assets is bound.

               (d) Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended.

               (e) No consent, approval or authorization of, or declaration or filing with any governmental authority is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement, except for the filing by SEACOR Holdings of its Registration Statement on Form S-3 with the SEC, any filings, consents, or approvals in connection therewith, and the declaration of effectiveness thereof by the SEC, all as contemplated by the Investment and Registration Rights Agreement referred to in
     Section 25 of this Agreement.

               (f) Purchaser has provided to Sellers, in connection with Sellers performance of due diligence, copies of Purchaser s annual reports on Form 10-K for the years ended December 31, 1993, 1994, and 1995, quarterly reports on Form 10-Q for the first three fiscal quarters of 1996, and all current reports of Form 8-K filed by Purchaser with the SEC since December 31, 1995. Purchaser has also provided Sellers with copies of all press releases, SEC filings, publicly available financial statements, and other material announcements issued by the Purchaser between October 24, 1996, and December 3, 1996, that describe the activities of the Purchaser. The annual, quarterly, and current reports are hereinafter referred to as
      Purchaser Reports.   Purchaser represents and warrants that the
     Purchaser Reports did not on their respective dates of filing by the Purchaser with the SEC contain any misstatements of any material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

               (g) Purchaser will cooperate fully with Sellers to obtain any and all approvals and consents necessary to effect the transactions contemplated by this Agreement.

               (h) Purchaser either has, or has firm commitments to obtain, all of the cash portion of the purchase price.

               (i) Subsequent to the date of the last Purchaser Report, there has not been any material adverse change in the financial condition, results of operations, or business of the Purchaser.

               (j) Subsequent to the date of the latest balance sheet of Purchaser included in the Purchaser Reports, there has been no stock split, stock dividend, reorganization, or similar transaction affecting the number of outstanding shares of common stock of SEACOR Holdings.

               (k)  Purchaser has inspected those Vessels listed on
     Schedule 10.1 hereto as of the dates indicated on the foregoing schedule and, at the Closing, shall indicate in an addendum to
     Schedule 10.1 the dates of inspection of all other Vessels to be acquired from Sellers.

          11.  SELLERS  COVENANTS PRIOR TO CLOSING.
          Prior to the Closing Date, Sellers covenant and agree with Purchaser as follows:

               (a) Sellers shall conduct their business and operations in the ordinary course and in substantially the same manner in which they have in the past been conducted and will use their reasonable efforts to maintain, preserve and protect the Purchased Assets (including good will) until closing; such conduct shall include but not be limited to:

               (i) each Seller will follow all normal drydock and maintenance practices and replacement of spares in operating its fleet and will not defer any maintenance;

               (ii) each Seller will maintain continuity in its personnel practices and procedures and will promptly notify Purchaser if a key employee gives notice of leave;

               (iii) each Seller will provide prior notification to Purchaser in the event a Vessel will be drydocked;

               (iv) each Seller will notify Purchaser of its knowledge after reasonable inquiry of the occurrence of any insurable event;

               (v) each Seller will notify Purchaser promptly if it learns of any actual or potential lawsuit, court order, settlement, investigation by any governmental authority, or administrative action, including any notice of violation or potential violation of any law or regulation that may materially affect any of the assets of or the value of any of the assets of any of the Sellers;

               (vi) no Seller will incur liabilities other than in the ordinary course of business or enter into charters for its Vessels which have a term of longer than six months without first obtaining the prior written agreement of Purchaser, which consent will not be unreasonably withheld;

               (vii) Sellers will use their best efforts to preserve their respective present business organizations intact and keep available the services of their present employees, but Sellers will not materially change the employment arrangements for those employees other than in the ordinary course;

               (viii) no Seller will make any material changes in its customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture, equipment and Vessels, except that Sellers shall terminate their vacation policy effective on the close of business on December 31, 1996;

               (ix) no Seller will modify, amend or cancel any existing contracts or leases which are included in Purchased Assets or which are to be assumed by Purchaser in accordance with this Agreement;

               (x) each Seller will pay all amounts payable by it under any contract, order or other undertaking timely and in the ordinary course of business;

               (xi) each Seller agrees not to use any proceeds of any Capital Construction Fund for any vessel presently under construction or for any other new vessel; and

               (xii) no Seller will take any action which would make any of the representations and warranties in this Agreement untrue at Closing Date.

          Each Seller further agrees that it will not enter into any contract for the sale, refinancing or chartering for more than six months of any of the Purchased Assets without first obtaining Purchaser s prior written consent, which consent shall not be unreasonably withheld.

     Each Seller shall maintain its books and records in a manner that fairly represents its income, expenses and liabilities and make those books and records available to Purchaser during reasonable business hours.
               (b) Each Seller shall permit Purchaser and its representatives access to inspect and survey the Vessels upon reasonable notice and at times reasonably convenient to each Seller and its customers. Each Seller agrees to cooperate to make any Vessel available on a reasonable basis and cooperate in accessing voids and other reasonable areas customarily inspected on vessels and to make the Vessels current log books available for Purchaser s inspection.

               (c) Purchaser and Sellers agree that Purchaser and its representatives intend to drydock vessels constituting not more than 20% of the Sellers fleet. If Purchaser wishes to drydock a Vessel or Vessels not already scheduled to be drydocked in the normal course of Sellers business, then Sellers agree to cooperate with Purchaser.
     The cost of such drydocking shall be for Purchaser s account but the cost of moving such Vessel or Vessels to the dock shall be for the Seller s account. Whenever practicable, drydockings will be performed at facilities customarily utilized by Sellers for drydocking vessels.

               (d) Sellers shall permit Purchaser to conduct such due diligence following the date of execution of this Agreement and continuing until the Closing Date as Purchaser deems necessary in either of the following events: (i) on or after October 24, 1996, there has been a material change in the business of any of the Sellers or an event has occurred that could reasonably be expected to have a material effect on the Sellers business or on the value of any of the assets to be acquired by Purchaser; or (ii) Purchaser is required to obtain further information from Sellers in order to obtain any government approval necessary for the consummation of the transactions contemplated by this Agreement or for Purchaser s use of the assets to be acquired from Sellers.
     Sellers shall cooperate with Purchaser in the conduct of any due diligence under this subsection (d) by providing to Purchaser, as soon as practicable following a request for information, such information as is reasonably available to it.

               (e) Sellers shall maintain in full force and effect through the Closing Date all of their presently existing insurance coverage, or insurance comparable to such existing coverage.

               (f) On or before the Closing Date, as required by law or regulation, Sellers shall have notified the appropriate authorities of their intent to transfer to the Purchaser any permits necessary for the operation and use of the Purchased Assets and the business of the Sellers. Sellers agree to cooperate with Purchaser in (i) identifying any and all permits required by Purchaser to operate the business of the Sellers from and after the Closing Date and (ii) either transferring such existing permits of Sellers to Purchaser or obtaining such new permits as Purchaser requires. Sellers shall use their best efforts to obtain, prior to the Closing Date, all necessary permits, approvals and consents required in order to effect the transactions contemplated hereby and to permit Purchaser to use the Purchased Assets as they have heretofore been used, including but not limited to consents or approvals required by the

     U.S. Maritime Administration, U.S. Environmental Protection Agency, and any other governmental authority, lessors or any other parties to contracts, leases, permits, licenses or agreements to be assigned pursuant to this Agreement. Sellers agree to cooperate fully with Purchaser to ensure that any consent required from the U.S. Maritime Administration is satisfactory to Purchaser.

          12.  CONDITIONS TO OBLIGATIONS OF PURCHASER.

          The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the conditions that:

               (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers on or before the Closing Date shall have been fully complied with and performed in all material aspects.

               (b) The representations and warranties made by Sellers herein shall be correct in all respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (c) On or before the Closing Date, Sellers shall have obtained all approvals or consents necessary for the consummation of the transactions contemplated hereby, including:

                    (i) the consent of Marad to the transfer of any Vessels which are subject to a Capital
                         Construction Fund Agreement with Marad;

                    (ii) the consent of all appropriate agencies to the
                         assignment or transfer to the Purchaser of any permits necessary for use of the Purchased Assets or operation of the business of the Sellers. Also on or before the Closing Date, any waiting period prescribed by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A.
                         Section 18a(c)(8), as amended ("H-S-R") filed with respect to the purchase by SEACOR Marine, Inc., or its designee of vessels from Waveland Marine Service, Inc. (the "Waveland Transaction"), shall have been waived by the United States or shall have expired without further investigation or commencement of judicial proceedings, provided,
                                                               --------
                         however, that if any such investigation or
                         -------
                         judicial proceedings are initiated, the same shall have been finally concluded and resolved to the satisfaction of both parties, provided further,
                                                       -------- -------
                         however, that, if the United States conditions
                         -------  ----
                         approval of the Waveland Transactions upon the taking of any additional actions, including but not limited to divestiture of any vessels or other assets, by Purchaser or any affiliated entity, then Purchaser, at its option, shall either:

                         (A)  notify Sellers of its intent not to go
                              forward with the transactions contemplated by this Agreement, in which case (1) Sellers shall be released from their obligation under the Letter of Intent to refrain from soliciting, encouraging, initiating, or negotiating any offers or proposals relating to the Sellers assets from third parties and
                              (2) the FIFTY THOUSAND DOLLARS ($50,000) deposit (the "Deposit") held by Sellers shall be deemed forfeited by Purchaser to Sellers; or

                         (B) notify Sellers of its intent to go forward with the transactions contemplated by this Agreement; and

               (iii)     such other consents as are referred to in
                         Section 7 hereof and in Schedules 7.1, 7.2,
                         7.3, and 9.9 hereof.

               (d) Purchaser shall have received an opinion of Phelps Dunbar, L.L.P., counsel for Sellers, dated the Closing Date, in form and substance satisfactory to Purchaser and its counsel.

               (e) Each Seller shall have furnished Purchaser with a certificate, dated the Closing Date, which shall state that (i) all the terms, covenants and conditions herein to be performed or complied with by it on or before the Closing Date have been fully performed or complied with and (ii) the representations and warranties made by it herein are correct, on and as of the Closing Date, with the same force as though such representations and warranties had been made on and as of the Closing Date.

               (f) No action, suit or proceeding against Sellers, the Stockholders, or Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

               (g) Each of the Sellers shall have executed and delivered the Investment and Registration Rights Agreement referred to in
     Section 25 of this Agreement.

               (h) The transactions contemplated by that purchase agreement, dated of even date herewith, among SEACOR Marine, Inc., and Waveland Marine Service, Inc., shall have been consummated as of the Closing Date.

          13.  CONDITIONS TO OBLIGATIONS OF SELLERS.

          The obligations of Sellers under this Agreement are, at their option, subject to the conditions that:

               (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been fully complied with and performed in all material respects.

               (b) The representations and warranties made by Purchaser herein shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (c) On or before the Closing Date, Sellers shall have obtained all necessary governmental approvals or consents necessary for the consummation of the transactions contemplated hereby.

               (d) Sellers shall have received opinions, dated as of the Closing Date, from Fort & Schlefer, L.L.P., and Lugenbuehl, Burke, Wheaton, Peck, Rankin & Hubbard, counsel for Purchaser, in form and substance satisfactory to Sellers and their counsel.

               (e) Purchaser shall have furnished Sellers with a certificate, dated the Closing Date, which shall state (i) all the terms, covenants, and conditions herein to be performed or complied with by Purchaser on or before the Closing Date have been performed or complied with and (ii) the representations and warranties made by Purchaser herein are correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

               (f) No action, suit or proceeding against Sellers, the Stockholders, or Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

               (g) The Purchaser shall have executed and delivered the Investment and Registration Rights Agreement referred to in Section 25 of this Agreement.

               (h) The transactions contemplated by that purchase agreement, dated of even date herewith, among SEACOR Marine, Inc., and Waveland Marine Service, Inc., shall have been consummated as of the Closing Date.

          14.  EMPLOYMENT AND CONSULTING AGREEMENTS.

               (a) On the Closing Date, Purchaser shall enter into employment agreements, substantially in the forms of Schedules 14.1, 14.2, and 14.3 hereto with D. Lee Felterman, Daniel C. Felterman, and Michael Felterman, respectively, and consulting agreements with F.C. Felterman and Ernest Felterman substantially in the forms of Schedules
     14.4 and 14.5 hereto, respectively.

               (b) Purchaser does not intend to offer employment contracts to any other employee of Sellers. Purchaser does intend, however, to offer employment on an at-will basis to all active employees of Sellers on the Closing Date. Benefits for all former employees of Sellers hired by Purchaser, including those under employment contracts with Purchaser, shall be the same as those offered to all employees of SEACOR Marine, Inc. Former employees of Sellers hired by Purchaser shall be given credit under all SEACOR Marine, Inc., employee benefit plans for all periods of service with Sellers, including, without limitation, credit for eligibility and vesting purposes under any employee pension benefit plan maintained by Purchaser and under Purchaser's vacation policy. Former employees of Sellers who are hired by Purchaser will be covered immediately after the Closing by the health insurance plan of SEACOR, without any exclusion for pre-existing conditions for which coverage was provided by Sellers and for which SEACOR provides coverage to its employees. Purchaser agrees to continue to pay former employees of Sellers hired by Purchaser the same wages that they earned with Sellers at the time of the Closing for a transition period of three months from the Closing Date. Thereafter, such employees will be compensated under the same wage rates as other employees of SEACOR performing similar job functions, except that the administrative and shore support staff shall remain at the salary levels they earned as of the Closing Date after adjustment for health insurance withholding. Subject to applicable laws, Purchaser shall have the right to dismiss any or all of such employees at any time, with or without cause, and to change the terms of their employment except as otherwise agreed herein.

          15.  SURVIVAL OF AGREEMENT; DEFENSE OF CLAIMS BY THIRD PARTIES.

               (a) This Agreement, including the covenants, representations and warranties contained herein or in any certificate delivered pursuant hereto and the indemnities provided for herein, shall survive the closing hereunder, provided, however, that no claim
                                          --------  -------
     for indemnification under Section 15 of this Agreement, except for claims relating to title to the Purchased Assets or personal injury claims on which the statute of limitations or repose does not begin to run until discovery by the person asserting the claim, shall be made more than six (6) years after the Closing Date.

               (b)  Sellers Indemnification.  The Sellers, jointly and
                    -----------------------
     severally, hereby agree to indemnify the Purchaser and its affiliates against, and to hold the Purchaser and its affiliates harmless from:

               (i) any and all claims, demands, damage, loss, liability (whether fixed or contingent, known or unknown) and expense (including reasonable expenses of investigation and reasonable attorneys fees and expenses in connection with any action, suit or proceeding) (collectively, "Damages") arising out of or resulting from the ownership of the Purchased Assets or the operation of the Sellers business prior to the Closing Date;

               (ii) the failure of any of the representations and warranties made by any Seller in this Agreement to have been true when made and as of the Closing Date;

               (iii) the failure of any Seller to comply with or perform any covenant or agreement made or to be performed by any Seller pursuant to this Agreement;

               (iv) any and all Environmental Costs and Liabilities based upon, attributable to, arising out of or resulting from, property owned, operated, or leased by any of the Sellers or their facilities or operations conducted prior to the Closing Date, or, in the case of Vessels, prior to delivery thereof pursuant to this Agreement;

               (v) the failure of the Sellers to comply with, or to provide notice with respect to, the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and
               (vi) any and all Retained Liabilities, including any and all Taxes with respect to the ownership, use or leasing of any of the Purchased Assets on or prior to the Closing Date.

               (c)  Purchaser Indemnification.  The Purchaser hereby agrees
                    -------------------------
     to indemnify the Sellers against, and to hold the Sellers harmless from (i) any and all Damages arising out of or resulting from the ownership or operation of the Purchased Assets transferred to the Purchaser pursuant to this Agreement after the Closing Date; (ii) the failure of any representation or warranty of the Purchaser contained in this Agreement to have been true when made and as of the Closing Date; (iii) the failure of the Purchaser to comply with or perform any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; and (iv) any and all Assumed Liabilities; except with respect to Damages incurred after the Closing Date that were caused by or arose from breaches of any of the Seller s representations, warranties, covenants or agreements contained in this Agreement.

               (d)  Procedures for Claims; Exclusivity.
                    ----------------------------------

                    (i) The remedy of indemnification provided pursuant to this Section 15 and the provisions of the Letter of Intent between the parties relating to the earnest money deposit shall be the sole and exclusive remedy of the Purchaser and the Sellers for Damages arising out of any breach of any representation or warranty in this Agreement.

                    (ii) A party seeking indemnification pursuant to this
     Section 15 (an "Indemnified Party") from or against the assertion of any claim, or the commencement of any action, suit or proceeding in respect of which indemnity may be sought under this Section 15 (an "Assertion") shall (i) give prompt notice to the party from whom indemnification is sought (the "Indemnifying Party"), and (ii) provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice or copies or provide such information shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice by such failure). No Indemnified Party shall settle any Assertion without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                    (iii) The Indemnifying Party shall have the right, exercisable by the furnishing of written notice of an Assertion to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party pursuant to Section 15(c)(ii) to assume the defense of such Assertion; provided, however, that
                        --------  -------

                         (A) the Indemnifying Party expressly agrees in its notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge such Assertion; and

                         (B) no other person has the right to assume the defense of such Assertion pursuant to the terms of any insurance coverage.

     If the Indemnifying Party assumes such defense, the Indemnifying Party
     (1) may select counsel, which counsel shall be reasonably acceptable to the Indemnified Party, and (2) shall be obligated to pay the costs (including reasonable attorneys fees and expenses) incurred by the Indemnified Party in defending such Assertion between the date of the commencement of such Assertion and the date of the Indemnifying
     Party s assumption of such defense.

                    (iv) If the Indemnifying Party shall not have assumed the defense of any Assertion as provided in Section 15(c)(iii) or if, at any time after the Indemnifying Party shall have assumed the defense of any Assertion pursuant to Section 15(c)(iii), any of the conditions set forth in paragraphs (A) or (B) thereof is no longer satisfied, then, upon ten days written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Assertion with counsel selected by it and shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Assertion with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and the costs of such defense and/or settlement (including reasonable attorneys fees and expenses) shall be borne by the Indemnifying Party.

                    (v) The Indemnifying Party, if it shall have assumed the defense of any Assertion, shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Assertion; provided, however, that such
                                       --------  -------
     judgment or settlement includes an unconditional release of the Indemnified Party and its affiliates from all liability or restrictions in respect of claims that are the subject matter of such Assertion.

                    (vi) The Indemnifying Party and the Indemnified Party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Assertion and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be requested in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense or settlement of any Assertion which the other is defending.

          16.  EXPENSES AND TAXES.

          Except as otherwise provided herein, Sellers and Purchaser shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby. Sellers shall provide to Purchaser a certificate on the Closing Date to the effect that no sales and use taxes that are required to be collected by Sellers from any third party are due and owing arising out of the operation of Sellers business prior to the Closing Date which have not been paid on or prior to the Closing Date.

         17.  COOPERATION AND PUBLICITY.

               (a) Neither any Seller nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to it set forth in this

     Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein provided to be performed by it.

               (b) No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or regulatory authority, and any such release or statement shall be subject to review by both parties.


          18.  WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS.

          The Purchaser hereby waives compliance by the Sellers with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in accordance with the terms and provisions of Section 15, the Sellers, jointly and severally, agree to indemnify and hold the Purchaser harmless from and against all Damages resulting from or arising out of the failure to comply with, or to provide notice with respect to, the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

          19.  DEPOSIT.

               (a) In the event none of the Sellers is in default hereunder and this Agreement is terminated or the transactions contemplated hereby are not consummated, in either event, due to Purchaser s material breach of this Agreement or material non-performance by Purchaser hereunder the FIFTY THOUSAND ($50,000.00) DOLLARS deposit (the "Deposit") held by Sellers hereunder shall be deemed forfeited by Purchaser to Sellers. Except as provided in
     Section 12(c)(ii) hereof, in the event Purchaser is not in default hereunder and this Agreement is terminated or the transactions contemplated hereby are not consummated, the Deposit shall be refunded, without interest, to Purchaser within five business days after the termination.

               (b) In the event the closing of the transaction contemplated hereby occurs, the Deposit held by Sellers in accordance with this Agreement shall be applied to the Purchase Price.

          20.  MISCELLANEOUS.

               (a) Each party represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement resulting from any action taken by it. Each of the parties will exonerate, indemnify and hold harmless the other in respect of any and all losses sustained by the other as a result of liability to any broker or finder on the basis of any arrangement or agreement made by or on behalf of such party.

               (b) This Agreement cannot be orally changed or terminated. The parties may, by written supplemental agreement, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracy in any representation contained herein or in any Schedule hereto, (iii) waive compliance with any of the covenants or conditions contained in this Agreement, and (iv) alter or amend this Agreement in any respect.

               (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither any of the Sellers nor Purchaser shall assign any of its rights or privileges hereunder without the prior written consent of the other; provided, however, that the Sellers may
                                   --------  -------  ----
     assign to their shareholders the right to receive the shares issuable hereunder upon receipt by SEACOR Holdings of an executed undertaking by such shareholders in the form of Exhibit B to the Investment and Registration Rights Agreement.

               (d) Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

               (e) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served if in writing and delivered personally (including delivery by messenger) or sent by telecopier facsimile (provided that answer-back confirmation is received by the sender), or registered or certified mail (postage prepaid, return receipt requested), addressed as follows or to such other address as a party hereto shall hereafter specify in writing to the other:

               In the case of the Purchaser:

                    SEACOR Holdings, Inc.
                    1370 Avenue of the Americas
                    25th Floor
                    New York, New York  10019
                    Fax:  (212) 582-8522
                    Attn:  Mr. Randall Blank
                           Executive Vice President

               With a copy to:

                    Alice N. Gran, Esquire
                    Fort & Schlefer, L.L.P.
                    1401 New York Avenue, N.W.
                    Suite 1200
                    Washington, D.C.  20005
                    Fax:  (202) 783-6898


               In the case of Sellers:

                    Galaxie Marine Service, Inc.
                    115 Landry Street
                    P.O. Box 189
                    Patterson, Louisiana  70392
                    Fax:  (504) 395-3525

               With a copy to:

                    Phelps Dunbar, L.L.P
                    400 Poydras Street
                    New Orleans, Louisiana  70130
                    Attn:  Virginia Boulet
                    Fax:  (504) 568-9130


               (f) This Agreement and the Schedules annexed hereto and made a part hereof contain the entire agreement between the parties hereto with respect to the purchase and sale of assets and other transactions contemplated herein and shall be governed by and construed in accordance with the laws of the State of Louisiana. Notwithstanding the foregoing or anything else to the contrary herein, those provisions of the Letter of Intent between the parties, dated as of October 24, 1996, and the Term Sheet attached thereto, which by their terms shall survive until January 31, 1997, shall continue to be valid and enforceable until those provisions terminate in accordance with the Letter of Intent, except to the extent that those provisions are inconsistent with the terms of this Agreement, in which case this Agreement shall govern.

               (g) If any provision of this Agreement shall be rendered invalid or unenforceable by any body of competent jurisdiction, such judgment shall not render the remainder of this Agreement invalid or unenforceable.

               (h) Subsequent to the closing hereunder and prior to proper recordation or filing by or on behalf of Purchaser of all necessary deeds or other instruments of transfer

     Sellers will cooperate in all respects in assertion by Purchaser of ownership to such properties and will not do anything inconsistent with such ownership.

          21.  POST-CLOSING ACCOUNTING

          The parties acknowledge that Sellers are assigning to Purchaser no accounts receivable, and that, except as expressly provided in the first sentence of Section 3(a) hereof Purchaser is assuming no liabilities. Purchaser and Sellers agree, consistent with their normal business practices, to cooperate in collecting and accounting for Sellers accounts receivable (including through use of Purchaser's computer equipment and office personnel as necessary) as of the Closing Date and to assist Sellers in their efforts to discharge Sellers liabilities. The parties further agree to develop a procedure on or prior to the Closing Date to implement the foregoing. Such procedure shall include provision for (a) matching of payments received to invoices outstanding and identification of disputed invoices; and (b) assisting Sellers in accounting for outstanding payables. It is not intended that Purchaser will disburse or collect funds for the Sellers, but Purchaser will assist the Sellers in post-closing accounting for a period of six (6) months from the Closing Date.

          22.  STOCKHOLDERS  AGREEMENTS.

          The Stockholders hereby acknowledge and consent to the terms and provisions of this Agreement and agree to be bound by the terms and provisions hereof. The Stockholders also hereby represent that, among them, they are the owners of more than eighty percent (80%) of the issued and outstanding shares of stock of each of the Sellers, and they hereby agree jointly and severally that they will not sell, transfer or otherwise encumber such shares prior to closing.

         23.  LEASE OF OFFICE BUILDING

          Purchaser has agreed to enter into a lease substantially in the form of Schedule 23.1 hereto under which Purchaser shall lease an office building at 115 Landry Street, Patterson, Louisiana 70392, together with certain real estate contiguous to that building.

          24.  EXPENSES OF CLOSING

          Each party to this Agreement will pay its respective legal, accounting, and other costs incurred in connection with this transaction.

          25.  REGISTRATION RIGHTS AGREEMENT

               (a) The issuance of shares of common stock of SEACOR Holdings, Inc. (the "SEACOR Common Stock") to the Sellers pursuant to this Agreement will not be registered under the Securities Act, or any state securities laws, in reliance upon certain exemptions from registration contained therein and, therefore, will be subject to restrictions on transfer. Pursuant to the terms and conditions of the Investment and Registration Rights Agreement, in substantially the form attached hereto as Schedule 25.1 (the "Investment and Registration Rights Agreement"), Sellers shall have certain rights to require the registration of the resale by the Sellers of their SEACOR Common Stock.

               (b) Each certificate representing the shares of SEACOR Common Stock to be issued to the Sellers pursuant to this Agreement shall be stamped with a legend in substantially the following form:

           The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law, and may not be transferred, sold, or otherwise disposed of in the absence of such registration or an exemption therefrom. Such Shares may be transferred only in compliance with the conditions specified in the Investment and Registration Rights Agreement, dated as of ___________________, 1997, between the Issuer and the other entities and individuals party thereto, a complete and correct copy of which is available for inspection at the principal office of the Issuer and will be furnished to the Holder hereof upon written request and without charge.

          26.  DEFINITIONS.

          Attached hereto as Schedule X is a schedule of definitions of defined terms used in this Agreement and other terms used herein without definition.

          IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


                                   ACADIAN OFFSHORE SERVICES, INC.

                                   By:  /s/ Timothy McKeand
                                        Vice President


                                   SEACOR HOLDINGS, INC.

                                   By:  /s/ Milton Rose
                                        Vice President


                                   GALAXIE MARINE SERVICE, INC.

                                   By:  /s/ D. Lee Felterman
                                        President


                                   MOONMAID MARINE, INC.

                                   By:  /s/ F. C. Felterman
                                        President

                                   TRIANGLE MARINE, INC.

                                   By:  /s/ Ernest Felterman
                                        President


                                   THE STOCKHOLDERS:

                                        /s/ F. C. Felterman
                                        F.C. Felterman


                                        /s/ Ernest Felterman
                                        Ernest Felterman


                                        /s/ D. Lee Felterman
                                        D. Lee Felterman


                                        /s/ Daniel C. Felterman
                                        Daniel C. Felterman



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